ROLLING RHINE HOLDINGS LTD

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

ROLLING RHINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF SEPTEMBER 30, 2007

ASSETS
Current Assets
Cash and cash equivalents	$32,060,220
Accounts receivable, net	11,767,095
Other receivable	603
Inventory	4,027,850
Prepaid expenses and taxes	75,974
Total Current Assets	47,931,742

Property & equipment, net	628,950
Total Assets	$48,560,692

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Notes payable	$1,444,658
Accounts payable and accrued expenses	6,119,967
Income tax payable	1,679,982
Dividends payable	-
Due to related parties	1,182,521
Other payables	65,702
Total Current Liabilities	10,492,830

Long term Loans	-

Stockholders' Equity

Common stock, par value $1; 1,000,000 shares authorized; 50,000 shares issued and outstanding	50,000
Additional paid in capital	118,277
Statutory reserve	4,753,493
Other comprehensive income	831,349
Retained earnings	32,314,743
Total Stockholders' Equity	38,067,862
Total Liabilities and Stockholders' Equity	$48,560,692

ROLLING RHINE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2007

Sales, net	$49,175,5322

Cost of sales	34,308,590
Gross profit	14,866,942

General and administrative expenses	1,040,069
Income from operations	13,826,873

Other (Income) Expense
Other (income)	(150,098)
Interest expense	66,872
Other expense	1,644
Total Other (Income) Expense	(81,582)
Income before income taxes	13,908,455

Provision for income taxes	4,590,527
Net income	$9,317,928

Consolidated Statement of Comprehensive Income

Net income	$9,317,928
Foreign currency translation adjustment	232,477
Comprehensive income	9,550,405

ROLLING RHINE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$9,317,928
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	54,494
Provision for bad debts	-0-
(Increase) / decrease in assets:
Accounts receivables	(1,842,527)
Inventory	1,777,423
Prepaid expense	2,136
Other receivable and advances	5,199
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	370,964
Due to related parties	466,968
Other payables	9,563
Income taxes payable	(500,465)
Total Adjustments	343,755

Net cash provided/(used) by operating activities	9,661,683

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(8,093)

Net cash used by investing activities	(8,093)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable, net of repayments	295,626
Dividends paid	(642,665)
Net cash used by financing activities	(347,039)

Effect of exchange rate changes on cash and cash equivalents	193,379

Net change in cash and cash equivalents	9,499,930
Cash and cash equivalents, beginning balance	22,560,290
Cash and cash equivalents, ending balance	$32,060,220

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	5,091,052
Interest payments	$66,872

ROLLING RHINE HOLDINGS LTD.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

			Additional	Other				Total
	Common Stock		Paid-In	Comprehensive	Subscription	Statutory	Retained	Stockholders'
	Shares	Amount	Capital	Income	Receivable	Reserve	Earnings	Equity
Balance December 31, 2006	50,000	$ 50,000	$ 118,277	$ 598,872	$ -	$ 4,753,493	$ 23,639,480	$ 29,160,122

Foreign currency translation adjustments				232,477				232,477
Dividends paid							(642,665)	(642,665)
Income for the nine months ending September 30, 2007							9,317,928	9,317,928
Balance September 30, 2007	50,000	$ 50,000	$ 118,277	$ 831,349	$ -	$ 4,753,493	$ 32,314,743	$ 38,067,862